Exhibit 99.1

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

Consolidated Financial Statements
December 31, 2021 (Audited)

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

AS OF DECEMBER 31, 2021

U.S. DOLLARS IN THOUSANDS

Consolidated Financial Statements	Page

Consolidated Statements of Financial Position	2

Consolidated Statements of Profit or Loss	3

Consolidated Statements of Equity	4

Consolidated Statements of Cash Flows	5-7

Notes to the Consolidated Financial Statements	8-47

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PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,
	Note	2021	2020
		U.S. dollars in thousands
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$83,215	$59,387
Financial assets at fair value through profit or loss	8	112,096	97,903
Rents and other receivables, net		5,493	6,701
Prepaid expenses and other assets		4,575	3,475
Due from affiliate	13	7,039	—
Restricted cash		2,446	1,731
		214,864	169,197
NON-CURRENT ASSETS
Investment properties	6	1,524,989	1,601,933
Property plant and equipment - hotels, net	7	133,512	136,262
Goodwill	5	13,534	16,342
Investment in joint ventures	14	208,879	215,955
Restricted cash		18,812	12,253
		1,899,726	1,982,745
Total assets		$2,114,590	$2,151,942
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Notes payable, net	9	$223,350	$111,447
Debentures, net	9	—	60,399
Accounts payable and accrued liabilities		22,666	23,054
Due to affiliates	13	2,079	3,045
Distribution payable to Owner	13	—	11,758
Other liabilities		25,756	19,144
Lease obligation	10	360	360
Series A Cumulative Convertible Redeemable Preferred Stock	16	15,233	—
		289,444	229,207

LONG-TERM LIABILITIES
Notes payable, net	9	516,826	730,665
Debentures, net	9	258,773	196,557
Lease obligation	10	9,000	8,914
Rental security deposits		5,895	5,719
Series A Cumulative Convertible Redeemable Preferred Stock	16	—	15,233
		790,494	957,088
Total liabilities		1,079,938	1,186,295
EQUITY
Owner's net equity		1,008,076	929,770
Non-controlling interests		26,576	35,877
Total equity		1,034,652	965,647
Total liabilities and equity		$2,114,590	$2,151,942

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

		Years ended December 31,
	Note	2021	2020	2019
		U.S. dollars in thousands
Revenues and other income:
Rental income		$115,037	$93,107	$72,283
Tenant reimbursements		12,323	10,171	10,789
Hotel revenues		30,806	3,718	—
Interest income from debt investments		—	—	369
Other operating income		1,937	1,927	3,078
Total revenues and other income		160,103	108,923	86,519

Expenses:
Operating, maintenance, and management fees	18	(45,833)	(36,091)	(29,845)
Real estate taxes and insurance		(20,768)	(15,702)	(12,631)
Hotel expenses	18	(20,990)	(3,836)	—
Total expenses		(87,591)	(55,629)	(42,476)
Gross profit		72,512	53,294	44,043

Fair value adjustment of investment properties, net	6	87,999	(24,214)	22,142
Depreciation	7	(3,102)	(832)	—
Equity in (loss) income of unconsolidated joint ventures	14	(17,631)	(29,593)	31,206
Asset management fees to affiliate	13	(14,012)	(9,982)	(8,158)
Impairment charges on goodwill	5	(2,808)	—	0
General and administrative expenses		(4,777)	(3,590)	(3,479)
Operating profit (loss)		118,181	(14,917)	85,754
Transaction and related costs	5	(397)	(6,018)	(4,462)
Finance income		194	318	1,842
Finance income (loss) from financial assets at fair value through profit or loss		38,289	(6,435)	26,478
Finance expenses		(41,422)	(30,126)	(28,849)
(Loss) gain on extinguishment of debt		(4,757)	415	(1,106)
Foreign currency transaction loss, net		(7,445)	(2,912)	(12,498)
Net income (loss)		$102,643	$(59,675)	$67,159

Net income (loss) attributable to owner		$106,863	$(63,293)	$69,805
Net (loss) income attributable to non-controlling interests		(4,220)	3,618	(2,646)
Net income (loss)		$102,643	$(59,675)	$67,159
Total comprehensive (loss) income		$102,643	$(59,675)	$67,159

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF EQUITY

	Owner contributions (distributions)	Retained earnings	Paid-in Capital resulting from transactions with non-controlling interests	Owner's net equity	Non-controlling interests	Total equity
	U.S. dollars in thousands

Balance at January 1, 2019	413,087	202,331	41,631	657,049	22,597	679,646
Net income (loss)	—	69,805	—	69,805	(2,646)	67,159
Total comprehensive income (loss)	—	69,805	—	69,805	(2,646)	67,159
Non-controlling interests contributions	—	—	—	—	12	12
Distributions to non-controlling interests	—	—	—	—	(3,869)	(3,869)
Balance at December 31, 2019	413,087	272,136	41,631	726,854	16,094	742,948
Net (loss) income	—	(63,293)	—	(63,293)	3,618	(59,675)
Total comprehensive (loss) income	—	(63,293)	—	(63,293)	3,618	(59,675)
Contributions from Owner	280,467	—	—	280,467	12,325	292,792
Dividends declared to Owner	—	(14,258)	—	(14,258)	—	(14,258)
Non-controlling interests contributions	—	—	—	—	3,868	3,868
Distributions to non-controlling interests	—	—	—	—	(28)	(28)
Balance at December 31, 2020	$693,554	$194,585	$41,631	$929,770	$35,877	$965,647
Net income (loss)	—	106,863	—	106,863	(4,220)	102,643
Total comprehensive income (loss)	—	106,863	—	106,863	(4,220)	102,643
Distribution to Owner	—	(30,000)	—	(30,000)	—	(30,000)
Non-controlling interests contributions	—	—	—	—	183	183
Non-controlling interests buyout	—	—	1,443	1,443	(5,264)	(3,821)
Balance at December 31, 2021	$693,554	$271,448	$43,074	$1,008,076	$26,576	$1,034,652

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020	2019
	U.S. dollars in thousands
Cash Flows from Operating Activities:
Net income (loss)	$102,643	$(59,675)	$67,159
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in loss (income) of unconsolidated joint ventures	17,631	29,593	(31,206)
Fair value adjustment on investment properties, net	(87,999)	24,214	(22,142)
Depreciation	3,102	832	—
Impairment charges on goodwill	2,808	—	—
Transaction and related costs	397	6,018	4,462
Loss on extinguishment of debt	4,757	(415)	1,106
Deferred rent	(2,230)	(3,918)	(4,127)
Credit loss on financial assets	3,317	2,306	363
Finance expenses	41,422	30,142	28,849
Finance income	(194)	(318)	(1,842)
Finance (income) loss from financial assets at fair value through profit or loss	(38,289)	6,435	(26,478)
Interest income from debt instruments, net	—	—	(369)
Foreign currency transaction loss, net	7,445	2,912	12,498
	54,810	38,126	28,273
Changes in assets and liabilities:
Restricted cash	(885)	690	443
Rents and other receivables	(80)	(3,264)	(289)
Prepaid expenses and other assets	(1,068)	637	284
Accounts payable and accrued liabilities	(646)	(3,128)	(3,705)
Rental security deposits	176	(93)	(262)
Due to affiliates	(966)	201	—
Other liabilities	635	650	10
Lease incentive additions	1,014	(2,014)	(2,130)
	(1,820)	(6,321)	(5,649)
Net cash provided by operating activities	52,990	31,805	22,624
Cash Flows from Investing Activities:
Acquisitions of investment properties	(4,818)	(19,312)	(90,266)
Acquisition of PORT *)	—	—	(52,992)
Acquisition of BPT **)	—	403	—
POSOR II merger ***)	—	3,717	—
Improvements to investment properties	(21,705)	(25,048)	(36,380)
Proceeds from sales of investment properties, net	194,711	332	141,548
Additions to property plant and equipment - hotels	(352)	(94)	—
Repayment of debt investments	—	—	7,750
Proceeds from insurance claims	—	—	438
Distributions of capital from investment in joint venture	—	—	7,800
Investment in unconsolidated joint venture	(10,555)	(12,620)	(20,846)
Investments in financial assets at fair value through profit or loss, net	—	(35,971)	(26,223)
Distribution from financial assets at fair value through profit or loss, net	—	1,370	251
Proceeds from the sale of investments in financial assets at fair value through profit or loss, net	14,439	10,964	28,034
Purchase of interest rate cap	(18)	(16)	(28)
Proceeds from disposition of foreign currency collars	1,198	14,125	—
Finance income received	193	316	2,725
Dividend income received from financial assets at fair value through profit or loss	7,629	6,214	6,112
Funding for development obligations	(4,427)	—	(88)
Advances to affiliate	(7,039)	—	—
Due from Owner	—	—	4,500
Net cash provided by (used in) investing activities	169,256	(55,620)	(27,665)

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020	2019
	U.S. dollars in thousands
Cash Flows from Financing Activities:
Proceeds from debentures and notes payable	358,931	112,480	84,268
Principal payments on notes and bond payable	(473,133)	(70,649)	(126,603)
Payments of deferred financing costs from notes and debentures	(8,463)	(2,570)	(1,123)
Interest paid	(35,066)	(24,528)	(25,703)
Release of restricted cash for debt service obligations	943	1,011	276
Proceeds from Series A Cumulative Convertible Redeemable Preferred Stock	—	—	15,008
Non-controlling interests contributions	183	844	12
Non-controlling interests buyout	(3,819)	—	—
Distributions to non-controlling interests	—	(28)	(3,869)
Distributions to Owner	(41,758)	(2,500)	—
Proceeds from notes payable from others, net	2,367	—	1,822
Net cash provided by (used in) financing activities	(199,815)	14,060	(55,912)
Effect of exchange rate changes on cash and cash equivalents	1,397	764	1,651
Net increase (decrease) in cash and cash equivalents	23,828	(8,991)	(59,302)
Cash and cash equivalents, beginning of period	59,387	68,378	127,680
Cash and cash equivalents, end of period	$83,215	$59,387	$68,378

Supplemental Disclosure of Noncash Activities:

Increase in lease commission payable	$—	$—	$693
Accrual improvements to real estate	$2,660	$2,733	$5,302
Distribution payable to Owner	$—	$11,758	$—

*)    Assets and liabilities assumed in connection with Pacific Oak Residential Trust acquisition:

Restricted cash	$—	$—	$1,667
Rents and other receivables	—	—	989
Prepaid expenses and other assets	—	—	634
Investment property	—	—	109,922
Notes payable	—	—	(61,885)
Accounts payable and accrued liabilities	—	—	(1,893)
Rental security deposits	—	—	(904)
Transaction and related costs	—	—	4,462
Cash paid in connection with Pacific Oak Residential Trust acquisition	$—	$—	$52,992

**)    Assets and liabilities assumed or eliminated in connection with Battery Point Trust acquisition:

Rents and other receivables	$—	$17	$—
Prepaid expenses and other assets	—	4	—
Investment property	—	56,148	—
Financial assets at fair value through profit or loss	—	(16,000)	—
Notes payable	—	(36,003)	—
Accounts payable and accrued liabilities	—	(344)	—
Due to Owner	—	(721)	—
Other liabilities	—	(480)	—
Non-controlling interests	—	(3,024)	—
Cash assumed in connection with Battery Point Trust acquisition	$—	$(403)	$—

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

***)    Assets and liabilities assumed in connection with POSOR II merger:

Rents and other receivables	$—	$2,567	$—
Prepaid expenses and other assets	—	3,341	—
Investment property	—	465,908	—
Property plant and equipment - hotels, net	—	137,000	—
Investment in joint ventures	—	3,150	—
Financial assets at fair value through profit or loss	—	6,271	—
Restricted cash	—	3,243	—
Goodwill	—	16,342	—
Notes payable	—	(328,203)	—
Accounts payable and accrued liabilities	—	(9,926)	—
Due to Owner	—	(2,123)	—
Lease obligation	—	(9,258)	—
Other liabilities	—	(3,788)	—
Rental security deposits	—	(1,467)	—
Owner's net equity	—	(280,467)	—
Non-controlling interests	—	(12,325)	—
Transaction and related costs	—	6,018	—
Cash assumed in connection with POSOR II merger	$—	$(3,717)	$—

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:    GENERAL

Definitions in these financial statements:

The Company	-	PACIFIC OAK SOR (BVI) Holdings, Ltd.

The Group	-	The Company and its Subsidiaries

Operating Partnership	-	Pacific Oak Strategic Opportunity Limited Partnership

Subsidiaries	-	Companies that are controlled by the Company (as defined in IFRS 10) and whose accounts are consolidated with those of the Company.

Joint ventures	-	Companies in which the Company has joint control are accounted for in the consolidated financial statements of the Company using the equity method.

Investees	-	Subsidiaries and Joint ventures.

Related parties	-	As defined in IAS 24.

Interested parties and controlling shareholder	-	As defined in the Israeli Securities Regulations (Annual Financial Statements), 2010.

Dollar	-	United States dollar or USD.

Pacific Oak SOR (BVI) Holdings, Ltd. (the "Company") was incorporated on December 18, 2015 as a private company limited by shares according to the British Virgin Islands ("BVI") Business Companies Act, 2004. The Company is authorized to issue a maximum of 50,000 common shares with no par value. Upon incorporation the Company issued one certificate containing 10,000 common shares with no par value. On March 8, 2016, the Company issued 10,000 common shares with no par value to the Operating Partnership.

The Company and its subsidiaries (the "Group") operate in the investment real estate segment in the United States, which includes mainly investment in office and residential real estate and undeveloped lands. In addition, the Company invests in real estate-related loans and real estate equity securities.

The Company is a wholly-owned subsidiary of Pacific Oak Strategic Opportunity Limited Partnership (the "Operating Partnership", the "Owner" or "Controlling Shareholder"), a Delaware limited partnership formed on December 10, 2008. Pacific Oak Strategic Opportunity REIT, Inc. ("Pacific Oak REIT" or "Parent Company"), a Maryland corporation incorporated on October 8, 2008, is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. Pacific Oak Strategic Opportunity Holdings LLC ("REIT Holdings"), a Delaware limited liability company formed on December 9, 2008, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. Pacific Oak REIT is the sole member and manager of REIT Holdings. The Company is a wholly-owned subsidiary of Pacific Oak REIT.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:    GENERAL (Cont.)

On October 5, 2020, the Company, Pacific Oak SOR II, LLC, an indirect subsidiary of the Company's ("Merger Sub") and Pacific Oak Strategic Opportunity REIT II, Inc. ("POSOR II") merged with and into Merger Sub ("Merger"), with Merger Sub surviving as an indirect subsidiary of the Company. The Company acquired two hotel properties, three office properties, one apartment building, one office/retail property, two investments in real estate equity securities, two investments in joint ventures, working capital and loans in connection with the POSOR II.

As of December 31, 2021, the Company owned eight office properties, one office portfolio consisting of four office buildings and 14 acres of undeveloped land, two apartment properties, two hotel properties, one residential home portfolio consisting of 1,814 single-family homes, three investments in undeveloped land with approximately 800 developable acres, one development office/retail property, four investments in unconsolidated joint ventures, three investments in financial assets at fair value through profit or loss.

During the years ended December 31, 2021, 2020 and 2019, the Company declared distributions in the aggregate of $30.0 million, $14.3 million, $0 to the Owner, respectively.

As of December 31, 2020, the Company had a distribution payable to the Owner in the amount of $11.8 million. There was no distribution payable as of December 31, 2021.

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.    Basis of presentation of the consolidated financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). Furthermore, the financial statements have been prepared in conformity with the provisions of the Israeli Securities Regulations (Annual Financial Statements), 2010.

The consolidated financial statements have been prepared on a cost basis, except for investment properties, financial assets and liabilities (including derivative instruments) and financial assets at fair value through profit and loss, that are presented at fair value and investments in joint ventures, which are presented using the equity method. The consolidated financial statements are presented in USD and all values are rounded to the nearest thousands, except when otherwise indicated.

b.    The operating cycle:

The operating cycle of the company is one year.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

c.    Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.
The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Non-controlling interests are presented in equity separately from the equity attributable to the equity holders of the Company. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests. Losses are attributed to non-controlling interests even if they result in a negative balance of non-controlling interests in the consolidated statement of financial position.

In respect of profit sharing contractual arrangements that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.

Upon disposal of a subsidiary resulting in loss of control, the Company:

-    Derecognizes the subsidiary's assets (including goodwill) and liabilities of the subsidiary.
-    Derecognizes carrying amount of non-controlling interests.
-    Recognizes the fair value of the consideration received.
-    Recognizes the fair value of any remaining investment.
-    Recognizes any resulting difference (surplus or deficit) as gain or loss.

d.    Business combinations and goodwill:

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date with the addition of non-controlling interests in the acquiree. In each business combination, the Company chooses whether to measure the non-controlling interests in the acquiree based on their fair value on the acquisition date or at their proportionate share in the fair value of the acquiree's net identifiable assets.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Direct acquisition costs are carried to the statement of profit or loss as incurred.

In a business combination achieved in stages, equity interests in the acquiree that had been held by the acquirer prior to obtaining control are measured at the acquisition date fair value while recognizing a gain or loss resulting from the revaluation of the prior investment on the date of achieving control.

Contingent consideration is recognized at fair value on the acquisition date and classified as a financial asset or liability in accordance with IAS 39. Subsequent changes in the fair value of the contingent consideration are recognized in profit or loss. If the contingent consideration is classified as an equity instrument, it is measured at fair value on the acquisition date without subsequent remeasurement.

Goodwill, is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed. If the resulting amount is negative, the acquirer recognizes the resulting gain on the acquisition date.

e.    Investment in joint arrangements:

Joint arrangements are arrangements in which the Company has joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Joint ventures:

In joint ventures the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint venture is accounted for using the equity method.

f.    Investments accounted for using the equity method:

The Company's investments in joint ventures are accounted for using the equity method.

Under the equity method, the investment in the joint venture is presented at cost with the addition of post-acquisition changes in the Company's share of net assets, including other comprehensive income of the associate or the joint venture. Gains and losses resulting from transactions between the Company and the associate or the joint venture are eliminated to the extent of the interest in the associate or in the joint venture.

Goodwill relating to the acquisition of an associate or a joint venture is presented as part of the investment in the associate or the joint venture, measured at cost and not systematically amortized. Goodwill is evaluated for impairment as part of the investment in the associate or in the joint venture as a whole.

The financial statements of the Company and of the joint venture are prepared as of the same dates and periods. The accounting policies applied in the financial statements of the associate or the joint venture are uniform and consistent with the policies applied in the financial statements of the Company.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Losses of an associate in amounts which exceed its equity are recognized by the Company to the extent of its investment in the associate plus any losses that the Company may incur as a result of a guarantee or other financial support provided in respect of the associate. For this purpose, the investment includes long-term receivables (such as loans granted) for which settlement is neither planned nor likely to occur in the foreseeable future.

The equity method is applied until the loss of joint control of the joint venture or its classification as an investment held for sale. The Company continues to apply the equity method even in cases where an investment in a joint venture becomes an investment in an associate. The Company applies the provisions of IFRS 5 to the investment or portion of the investment in a joint venture that is classified as held for sale. Any retained interest in this investment which is not classified as held for sale continues to be accounted for using the equity method.

On the date of loss of significant influence or joint control, the Company measures any remaining investment remaining in the joint venture at fair value and recognizes in profit and loss the difference between the fair value of any remaining investment plus any proceeds from the sale of the investment in the associate or the joint venture and the carrying amount of the investment on that date.

g.    Functional currency, presentation currency and foreign currency:

1.    Functional currency and presentation currency:

The functional and presentation currency of the financial statements is the US dollar.

The Company determines the functional currency of each Company entity, including companies accounted for at equity.

2.    Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

h.    Cash and cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Company's cash management.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

i.    Short-term deposits:

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

j.    Insurance proceeds for property damages:

The Company maintains an insurance policy that provides coverage for property damages and business interruption.  Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries become receivable.

k.    Revenue recognition:

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties.

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by the Company's performance. The Company charges its customers based on payment terms agreed upon in specific agreements. When payments are made before or after the service is performed, the Company recognizes the resulting contract asset or liability.

The specific criteria for revenue recognition which must be fulfilled for the following types of revenues are as follows:

1.Revenues from hospitality services are recognized in the financial statements as the services are rendered.
2.    Revenues from hotel management fees are recognized in the financial statements on an accrual's basis over the term of the management of each hotel.
3.    Revenues from rental fees are recognized in the financial statements over the rental period.

l.    Financial instruments:

1.    Financial assets:

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributed to the acquisition of the financial asset, except for financial asset measured at fair value through profit or loss, in respect of which transaction costs are recorded in profit or loss.

The Company classifies and measures debt instruments in the financial statements based on the following criteria:

(a)    The Group’s business model for managing financial assets, and;

(b)    the contractual cash flow terms of the financial asset.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company measures debt instrument at amortised cost if:

The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and; the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding .

Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

Equity instruments and other financial assets held for trading:

Investments in equity instruments does not meet the above criteria and are therefore measured at fair value through profit or loss.

Other financial assets held for trading such as derivatives, including embedded derivatives that were separated from a host contract, will be measured at fair value through profit or loss unless they are designated as effective hedging instruments.

In respect of equity instruments that are not held for trading, at the date of initial recognition, the Company made an unalterable choice, to present them in other comprehensive income, subsequent changes in fair value that would otherwise not been measured at fair value through profit or loss. These changes will not be carried to future profit or loss even when the investment is derecognized.

Dividends from investments in equity instruments are recognized in profit or loss when the right to receive the dividends is established.

2.    Impairment of financial assets:

The Company evaluates at the end of each reporting period the loss allowance for financial debt instruments which are not measured at fair value through profit or loss.

The Company distinguishes between two types of loss allowances:

a)     Debt instruments where there has been no significant deterioration in the quality of their credit since the initial recognition or in cases where the credit risk is low - the provision for loss recognized for this debt instrument will take into account projected credit losses in the 12-month period following the reporting date (12-month ECLs); or

b)     Debt instruments with significant deterioration in their credit quality since their initial recognition and for which the credit risk is not low, the provision for a loss to be recognized will take into account anticipated credit losses - over the remaining life of the instrument (lifetime ECLs).

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company applies the low credit risk simplification in IFRS 9, according to which the Company assumes the debt instrument's credit risk has not increased significantly since initial recognition if on the reporting date it is determined that the instrument has a low credit risk, for example when the instrument has an external rating of "investment grade".

An impairment loss on debt instruments measured at amortized cost is recognized in profit or loss with a corresponding loss allowance that is offset from the carrying amount of the financial asset, whereas the impairment loss on debt instruments measured at fair value through other comprehensive income is recognized in profit or loss with a corresponding loss allowance that is recorded in other comprehensive income and not as a reduction of the carrying amount of the financial asset in the statement of financial position

The Company has short-term financial assets such as trade receivables in respect of which the Company applies the simplified approach in IFRS 9 and measures the loss allowance in an amount equal to the lifetime expected credit losses.

3.    Derecognition of financial assets:

A financial asset is derecognized only when:

a)    The contractual rights to the cash flows from the financial asset has expired, or;

b)    The Company has transferred substantially all the risks and rewards deriving from the contractual rights to receive cash flows from the financial asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

c)    The Company has retained its contractual rights to receive cash flows from the financial asset but has assumed a contractual obligation to pay the cash flows in full without material delay to a third party

If the Company transfers its rights to receive cash flows from an asset and neither transfers nor retains substantially all the risks and rewards of the asset nor transfers control of the asset, a new asset is recognized to the extent of the Company's continuing involvement in the asset. When continuing involvement takes the form of guaranteeing the transferred asset, the extent of the continuing involvement is the lower of the original carrying amount of the asset and the maximum amount of consideration received that the Company could be required to repay (guarantee amount).

When the Company continues to recognize an asset based on the level of its continuing involvement therein, the Company also recognizes the associated liability. The associated liability is measured in such a manner that the net carrying amount of the transferred asset and the associated liability is:

a)    The amortized cost of the rights and obligations retained by the Company, if the transferred asset is measured at amortized cost; or

b)    Equal to the fair value of the rights and obligations retained by the Company when measured on a stand-alone basis, if the transferred asset is measured at fair value.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

4.    Financial liabilities:

a)     Financial liabilities measured at amortized cost

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability.

After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest method.

5.    Derecognition of financial liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or canceled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

When there is a modification in the terms of an existing financial liability, the Company evaluates whether the modification is substantial, taking into account qualitative and quantitative information.

If the terms of an existing financial liability are substantially modified or a liability is exchanged for another liability from the same lender with substantially different terms, the modification or exchange is accounted for as an extinguishment of the original liability and the recognition of a new liability. The difference between the carrying amounts of the above liabilities is recognized in profit or loss.

If the modification in the terms of an existing liability is not substantial or if a liability is exchanged for another liability from the same lender whose terms are not substantially different, the Company recalculates the carrying amount of the liability by discounting the revised cash flows at the original effective interest rate and any resulting difference is recognized in profit or loss.

m.    Taxes on income:

According to the relevant tax laws in the BVI and in the U.S.A, substantially all of the companies in the Group are considered "pass through" entities. Accordingly, no provision has been made for federal and state income taxes or other income tax benefits in the accompanying financial statements as taxable income and losses are reported in the tax return of the shareholders.

In order to continue to qualify as a REIT, the Parent Company conducts certain business activities through a taxable REIT subsidiary (“TRS”).  Any TRSs the Company forms will incur taxes or accrue tax benefits consistent with a “C” corporation; however, such amount was not material as of December 31, 2021 and 2020.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

n.    Leases:

The Company accounts for a contract as a lease when the contract terms convey the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group as lessee

For leases in which the Company is the lessee, the Company recognizes on the commencement date of the lease a right-of-use asset and a lease liability.

On the commencement date, the lease liability includes all unpaid lease payments discounted at the interest rate implicit in the lease, if that rate can be readily determined, or otherwise using the Company's incremental borrowing rate. After the commencement date, the Company measures the lease liability using the effective interest rate method.

The right-of-use asset is measured in the fair value model

The group as a lessor

Operating lease

A lease in which substantially all the risks and rewards incidental to ownership of the leased asset have not been transferred to the lessee is classified as an operating lease. Lease payments are recognized as income in profit or loss on a straight-line basis over the lease term. Initial direct costs incurred in respect of the lease agreement are added to the carrying amount of the underlying asset and recognized as an expense over the lease term on the same basis as the lease income.

o.    Investment property:

An investment property is property (land or a building or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.

Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset is recognized in profit or loss in the period of the disposal.

Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment property is measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in profit or loss when they arise. Investment property is not systematically amortized.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Investment property under construction for future use as investment property is also measured at fair value, as above, if fair value can be reliably measured. If fair value cannot be reliably measured, due to the nature and risks of the project, then it is measured at cost less impairment losses, if any, until the earlier of the date when the fair value can be reliably measured and the date when construction is complete. The cost basis of investment property under construction includes cost of land, costs of borrowings that are used to finance construction, directly attributable incremental planning and development costs and brokerage fees relating to agreements to lease the property.

In determining the fair value of investment property, the Company relies on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience.

p.    Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	-	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.
Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).
q.    Property, plant and equipment

Property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses.

A part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately using the component method.

Depreciation is calculated in equal annual installments on a straight-line basis over the useful life of the assets as follows:

Buildings	39 years
Furniture and equipment	5 years

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the useful life of the improvement.

The useful life, the depreciation method and the residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate.

Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized.

r.    Provisions:

A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

s.    Amendment to IAS 1, "Presentation of Financial Statements":

In January 2020, the IASB issued an amendment to IAS 1, "Presentation of Financial Statement: Amendments to classification of liabilities as current or non-current." The Company has elected to early adopt IAS 1 and due to the amendment, the accounting policy of the company is:

a.Only the existing rights of the company at the end of the reporting period, will be used to determine if the Company has the right to exclude the obligation.
b.The consideration and the discretion in the Company's ability to postpone the payment for period of 12 months from the report period.
c.Disposal of liability can be done through transfer of cash but, also in capital instruments of the entity, assets or services.

Amendments to IFRS 9, IFRS 7, IFRS 16, IFRS 4 and IAS 39 regarding the IBOR reform:

In August 2020, the IASB issued amendments to IFRS 9, "Financial Instruments", IFRS 7, "Financial Instruments: Disclosures", IAS 39, "Financial Instruments: Recognition and Measurement", IFRS 4, "Insurance Contracts", and IFRS 16, "Leases" ("the Amendments").

The Amendments provide practical expedients when accounting for the effects of the replacement of benchmark InterBank Offered Rates (IBORs) by alternative Risk Free Interest Rates (RFRs).

Pursuant to one of the practical expedients, an entity will treat contractual changes or changes to cash flows that are directly required by the reform as changes to a floating interest rate. That is, an entity recognizes the changes in interest rates as an adjustment of the effective interest rate without adjusting the carrying amount of the financial instrument. The use of this practical expedient is subject to the condition that the transition from IBOR to RFR takes place on an economically equivalent basis.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In addition, the Amendments permit changes required by the IBOR reform to be made to hedge designations and hedge documentation without the hedging relationship being discontinued, provided certain conditions are met. The Amendments also provide temporary relief from having to meet the "separately identifiable" requirement according to which a risk component must also be separately identifiable to be eligible for hedge accounting.

The Amendments include new disclosure requirements in connection with the expected effect of the reform on an entity's financial statements, such as how the entity is managing the process to transition to the interest rate reform, the risks to which it is exposed due to the reform and quantitative information about IBOR-referenced financial instruments that are expected to change.

The Amendments are effective for annual periods beginning on or after January 1, 2021. The Amendments are to be applied retrospectively. However, restatement of comparative periods is not required.

The Company is presently reviewing all of its contracts which could be affected by the IBOR reform

NOTE 3:    SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

In the process of applying the significant accounting policies, the Company has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

-    Investment properties

Investment property that can be reliably measured is presented at fair value at the reporting date. Changes in its fair value are recognized in profit or loss. Fair value is determined generally by external independent valuation specialists using valuation techniques and assumptions as to estimates of projected future cash flows from the property and estimate of the suitable discount rate for these cash flows. When possible, fair value is determined based on recent real estate transactions with similar characteristics and location of the valued property.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 3:    SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (Cont.)

In determining the fair value of investment property, valuation specialists and the Company's management are required to use certain assumptions in order to estimate the future cash flows from the properties regarding the required yield rates on the Company's properties, the future rental rates, occupancy rates, lease renewals, the probability of leasing vacant spaces, property operating expenses, the financial strength of tenants and the implications of any investments for future development. Changes in the assumptions that are used to measure investment property may lead to a change in fair value.

-    Legal claims:

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal counsel's best professional judgment, taking into account the stage of proceedings and legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

-    Determining the fair value of an unquoted financial asset:

The fair value of unquoted financial assets in Level 3 of the fair value hierarchy is determined using valuation techniques, generally using future cash flows discounted at current rates applicable for items with similar terms and risk characteristics. Changes in estimated future cash flows and estimated discount rates, after consideration of risks such as liquidity risk, credit risk and volatility, are liable to affect the fair value of these assets.

-    Impairment of goodwill:

The Group reviews goodwill for impairment at least once a year. This requires management to make an estimate of the projected future cash flows from the continuing use of the cash-generating unit (or a group of cash-generating units) to which the goodwill is allocated and also to choose a suitable discount rate for those cash flows.

NOTE 4:    DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION

Annual improvements to IFRSs 2018-2020:

In May 2020, the IASB issued certain amendments in the context of the Annual Improvements to IFRSs 2018-2020 Cycle. The main amendment is to IFRS 9, "Financial Instruments". The amendment clarifies which fees a company should include in the "10% test" described in paragraph B3.3.6 of IFRS 9 when assessing whether the terms of a debt instrument that has been modified or exchanged are substantially different from the terms of the original debt instrument.

The amendment is effective for annual periods beginning on or after January 1, 2022. The amendment is to be applied to debt instruments that are modified or exchanged commencing from the year in which the Amendment is first applied. The Company is evaluating the effects of this amendment on its financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 4:    DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

Amendment to IAS 37, "Provisions, Contingent Liabilities and Contingent Assets":

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous ("the Amendment"). According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of property, plant and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after January 1, 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of January 1, 2022. Early application is permitted.

The Company estimates that the application of the Amendment is not expected to have a material impact on the financial statements.

Amendments to IFRS 3, "Business Combinations":

In May 2020, the IASB issued Amendments to IFRS 3 Business Combinations – Reference to the Conceptual Framework which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements.

The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately.

According to the exception, liabilities and contingent liabilities within the scope of IAS 37 or IFRIC 21 will be recognized on the acquisition date according to the criteria in IAS 37 or IFRIC 21 and not according to the Conceptual Framework.

The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

The Amendments are effective for annual reporting periods beginning on or after January 1, 2022 and apply prospectively.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 4:    DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

Amendments to IAS 1 "Presentation of Financial Statements":

In January 2020, the IASB issued an amendment to IAS 1, "Presentation of Financial Statements" ("the Amendment") regarding the criteria for determining the classification of liabilities as current or non-current.

The Amendment includes the following clarifications:

• What is meant by a right to defer settlement;
• That a right to defer must exist at the end of the reporting period;
• That classification is unaffected by the likelihood that an entity will exercise its deferral right;
• That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The Amendment is effective for annual periods beginning on or after January 1, 2023 and must be applied retrospectively. Early application is permitted.

The Company is evaluating the possible impact of the Amendment on its current loan agreements.

Amendment to IAS 8, "Accounting Policies, Changes to Accounting Estimates and Errors":

In February 2021, the IASB issued an amendment to IAS 8, "Accounting Policies, Changes to Accounting Estimates and Errors", in which it introduces a new definition of "accounting estimates".

Accounting estimates are defined as "monetary amounts in financial statements that are subject to measurement uncertainty". The Amendment clarifies the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors.

The amendment is to be applied prospectively for annual reporting periods beginning on or after January 1, 2023 and is applicable to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Early application is permitted. The Company is evaluating the effects of this amendment on its financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    BUSINESS COMBINATION

On October 5, 2020, due to the Merger, the Company acquired two hotel properties, three office properties, one apartment building, one office/retail property, two investments in real estate equity securities, two investments in joint ventures, working capital and loans in connection with the POSOR II.

The following table summarizes the components of the consideration (in thousands except per share information):

POSOR II shares outstanding	30,046,568
Exchange ratio	0.9643
Total POSOR shares issued	28,973,906
POSOR price per share	$9.68
Estimated consideration paid	$280,467

The fair values of the assets acquired and liabilities assumed at the closing date were as follows:

Assets:
Cash	$9,735
Rents and other receivables	2,567
Prepaid expenses and other assets	3,341
Investment property	465,908
Property plant and equipment - hotels, net	137,000
Investment in joint ventures	3,150
Financial assets at fair value through profit or loss	6,271
Restricted cash	3,243
Total assets	631,215
Liabilities:
Notes payable	(328,203)
Accounts payable and accrued liabilities	(9,926)
Due to Owner	(2,123)
Other liabilities	(3,788)
Lease obligation	(9,258)
Rental security deposits	(1,467)
Total liabilities	(354,765)
Non-controlling interests	(12,325)
Fair value of identifiable intangible asset acquired:
Goodwill	16,342
Total consideration	$280,467

The Company recorded $16.3 million of goodwill which represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed, and it is not deductible for income tax purposes. As of the merger date, goodwill primarily represents the estimated future benefits arising from other assets acquired that could not be individually identified and separately recognized and of the synergies and economies of scale expected from combining the operations of the Company and POSOR II. Goodwill has been allocated to the Company's reporting units, which are included in each applicable reportable business segment. The allocation was based on the relative fair value of each acquired reporting unit in accordance with IFRS 3.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    BUSINESS COMBINATION (Cont.)

During the year ended December 31, 2020, the Company recorded goodwill in connection with the Merger. During the year ended December 31, 2021, due to a decline in projected cash flows for real estate held in the Strategic Opportunistic Properties reporting segment, the Company determined that the carrying value of the reporting segment exceeded the estimated fair value and recognized impairment charges of $2.8 million The determination of fair value includes numerous estimates and assumptions that are subject to risks and uncertainties. The change in the projected hold period and related decrease in projected cash flows have created additional uncertainty in forecasting the operating results and future cash flows used in our impairment analysis. The Company has made reasonable estimates and judgements. The fair value of the Company's reporting units were measured using significant unobservable inputs (Level 3), which included discounted cash flows, terminal capitalization rates and discount rates.

NOTE 6:    INVESTMENT PROPERTIES

As of December 31, 2021, the Company owned eight office properties, one office portfolio consisting of four office buildings and 14 acres of undeveloped land encompassing, in the aggregate, approximately 3.3 million rentable square feet. As of December 31, 2021, these properties were 72% occupied. In addition, the Company owned one residential home portfolio consisting of 1,814 single-family homes and encompassing approximately 2.5 million rental square feet and two apartment properties containing 609 units and encompassing approximately 0.5 million rentable square feet, which was 93% and 95% occupied, respectively as of December 31, 2020. The Company also owned three investments in undeveloped land with approximately 800 developable acres and a development office/retail property.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 6:    INVESTMENT PROPERTIES (Cont.)

The following table provides summary information regarding the Company's investment properties as of December 31, 2021 and 2020 (in thousands):

	Date Acquired or Foreclosed on				Fair Value as of December 31,		Ownership %
Property		City	State	Property Type	2021	2020

Richardson Office Portfolio	11/23/2011	Richardson	TX	Office	$65,330	$73,412	100.0%
Undeveloped Land	11/23/2011	Richardson	TX	Undeveloped Land	13,200	13,200	100.0%
Total Richardson Portfolio					78,530	86,612
Park Highlands I & II (1)	12/30/2011	North Las Vegas	NV	Undeveloped Land	272,918	198,158	100.0%
Park Centre	03/28/2013	Austin	TX	Office	39,409	41,183	100.0%
1180 Raymond	08/20/2013	Newark	NJ	Apartment	57,185	58,392	100.0%
Richardson Land II	09/04/2014	Richardson	TX	Undeveloped Land	7,080	7,080	90.0%
Crown Pointe	02/14/2017	Dunwoody	GA	Office	92,592	93,156	100.0%
The Marq	03/01/2018	Minneapolis	MN	Office	109,805	106,885	100.0%
City Tower (2)	03/06/2018	Orange	CA	Office	(1)	159,043	100.0%
Eight & Nine Corporate Centre	06/08/2018	Franklin	TN	Office	70,162	78,119	100.0%
Georgia 400 Center	05/23/2019	Alpharetta	GA	Office	83,988	87,313	100.0%
Single-Family Homes Portfolio	Various	Various	Various	Single-Family Homes	265,199	218,131	96.1%
Lincoln Court*	10/05/2020	Campbell	CA	Office	52,958	59,980	100.0%
Lofts at NoHo Commons*	10/05/2020	North Hollywood	CA	Apartment	118,385	118,641	90.0%
210 West 31st Street *	10/05/2020	New York	NY	Office/Retail	44,900	51,467	80.0%
Oakland City Center*	10/05/2020	Oakland	CA	Office	196,668	202,187	100.0%
Madison Square*	10/05/2020	Phoenix	AZ	Office	35,210	35,586	90.0%
					$1,524,989	$1,601,933
*)      Properties acquired during the Merger.
(1)On June 3, 2021, the Company sold approximately 193 developable acres of Park Highlands undeveloped land for an aggregate sales price, net of closing credits, of $50.4 million, excluding closing costs. The purchaser is not affiliated with the Company or the Advisor. The sale resulted in a $0.4 million loss recorded as fair value adjustment of investment properties, net in the accompanying consolidated statements of profit or loss.
(2)On July 27, 2021, the Company sold the City Tower office building for $150.5 million, before closing costs and credits, to purchasers unaffiliated with the Company or the Advisor. The sale resulted in a $2.6 million loss recorded as fair value adjustment of investment properties, net in the accompanying consolidated statements of profit or loss.

The following are the movements in the investment properties:

	2021	2020
Balance as of January 1	$1,601,933	$1,059,830
Acquisitions	4,818	541,369
Improvements	17,953	16,887
Lease incentives, net	1,474	5,579
Lease commission costs	3,327	2,814
Disposals	(192,515)	(332)
Fair value adjustments, net	87,999	(24,214)
Balance as of December 31	$1,524,989	$1,601,933

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 6:    INVESTMENT PROPERTIES (Cont.)

Operating Leases:

Certain of the Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2021, the leases, excluding options to extend and apartment leases, which have terms that are generally one year or less, had remaining terms of up to 15.2 years with a weighted-average remaining term of 3.9 years. Some of the leases have options to extend the lease agreements, options for early termination after paying a specified penalty and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from tenants in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts.

Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash and assumed in real estate acquisitions or foreclosures related to tenant leases are included in rental security deposits in the accompanying consolidated statements of financial position and totaled $6.0 million and $5.7 million as of December 31, 2021 and 2020, respectively.

During the years ended December 31, 2021, 2020 and 2019, the Company recognized deferred rent from tenants of $2.2 million, $3.9 million and $4.1 million, respectively, net of lease incentive amortization. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

As of December 31, 2021 and 2020 the future minimum rental income from the Company's properties, excluding apartment leases and single family home leases, under non-cancelable operating leases was as follows (in thousands):

	December 31,
	2021	2020
First year	$61,920	$79,472
Second year	54,119	69,670
Third year	46,787	58,033
Fourth year	36,486	49,623
Fifth year	24,672	39,223
Thereafter	62,638	90,255
	$286,622	$386,276

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 6:    INVESTMENT PROPERTIES (Cont.)

As of December 31, 2021, the Company's commercial real estate properties were leased to approximately 300 tenants over a diverse range of industries and geographic areas. The Company's highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent
Professional, Scientific, and Technical Services	43	$7,736	11.9%
Public Administration	12	6,959	10.7%
Health Care and Social Assistance	16	6,834	10.5%
Insurance Carriers and Related Activities	25	6,758	10.4%
Computer Systems Design	29	6,679	10.2%
		$34,966	53.7%

(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2021, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.

No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time. During the year ended December 31, 2021, the Company recorded credit loss on financial assets of $3.3 million on the accompanying consolidated statements of profit or loss.

Geographic Concentration Risk:

As of December 31, 2021, the Company's investment properties in California and Georgia represented 22.4% and 10.4% of the Company's total assets, respectively.  As a result, the geographic concentration of the Company's portfolio makes it particularly susceptible to adverse economic developments in the California real estate market. Any adverse economic or real estate developments in this market, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company's operating results and its ability to repay the bonds.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 7:    PROPERTY PLANT AND EQUIPMENT - HOTELS, NET

As of December 31, 2021, the Company owned two hotels, which were acquired during the Merger. The following is a reconciliation of the two hotels for the years ended December 31, 2020 and 2021 (dollars in thousands):

	Land	Building and Improvements	Total Cost	Accumulated Depreciation	Hotels, Net
Balance, October 5, 2020	$33,152	$103,848	$137,000	$—	$137,000
Additions	—	94	94	(832)	(738)
Balance, December 31, 2020	$33,152	$103,942	$137,094	$(832)	$136,262
Additions	—	352	352	(3,102)	(2,750)
Balance, December 31, 2021	$33,152	$104,294	$137,446	$(3,934)	$133,512

NOTE 8:    FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

REAL ESTATE EQUITY SECURITIES

As of December 31, 2021, the Company owned three investments in real estate equity securities. The following table sets forth the number of shares owned by the Company and the related carrying value of the shares as of December 31, 2021 and 2020 (dollars in thousands):

	December 31, 2021		December 31, 2020
Real Estate Equity Security	Number of Shares Owned	Total Carrying Value	Number of Shares Owned	Total Carrying Value
Keppel Pacific Oak US REIT	64,165,352	$51,332	64,165,352	$44,274
Franklin Street Properties Corp.	6,915,089	41,145	6,915,089	30,219
Plymouth Industrial REIT, Inc.	613,085	19,619	1,560,660	23,410
	71,693,526	$112,096	72,641,101	$97,903

The Company's investments in real estate equity securities are classified as financial assets at fair value through profit and loss on the accompanying consolidated statements of financial position as the Company intends to hold the securities for the purpose of collecting dividend income and cash management purposes. These investments are carried at their estimated fair value based on quoted market prices (Level 1) for the securities. Unrealized gains and losses are reported in finance (loss) income from financial assets at fair value through profit or loss.

During the years ended December 31, 2021, 2020 and 2019, the Company recognized $9.7 million, $6.3 million and $5.8 million, respectively, of dividend income from real estate equity securities, included in finance (loss) income from financial assets at fair value through profit or loss.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    NOTES AND BONDS PAYABLE

As of December 31, 2021 and 2020, the Company's notes and bonds payable consisted of the following (dollars in thousands):

	Book Value as of December 31, 2021	Book Value as of December 31, 2020	Contractual Interest Rate as of December 31, 2021 (1)	Interest Rate at December 31, 2021 (1)	Payment Type (2)	Maturity Date (3)
Richardson Portfolio Mortgage Loan	$28,470	$35,832	Floating Rate + 2.50%	2.60%	Principal & Interest	11/01/2022
Park Centre Mortgage Loan	26,185	26,185	Floating Rate + 1.75%	1.85%	Interest Only	06/27/2022
1180 Raymond Mortgage Loan (4)	31,070	29,848	Floating Rate + 2.25%	2.35%	Interest Only	12/01/2023
1180 Raymond Bond Payable (5)	(5)	5,870	(5)	(5)	(5)	(5)
Pacific Oak SOR (BVI) Holdings, Ltd. Series A Debentures (5)	(5)	181,198	(5)	(5)	(5)	(5)
Pacific Oak SOR (BVI) Holdings, Ltd. Series B Debentures (6)	271,978	79,078	3.93%	3.93%	(6)	01/31/2026
Crown Pointe Mortgage Loan (4)(7)	52,315	53,072	Floating Rate + 2.60%	2.70%	Principal & Interest	04/14/2022 (8)
City Tower Mortgage Loan (4)	(5)	94,167	(5)	(5)	(5)	(5)
The Marq Mortgage Loan	61,874	62,257	Floating Rate + 1.55%	1.65%	Principal & Interest	06/06/2022
Eight & Nine Corporate Centre Mortgage Loan	48,545	47,066	Floating Rate + 1.60%	1.70%	Principal & Interest	06/08/2022
Georgia 400 Center Mortgage Loan	61,154	59,690	Floating Rate + 1.55%	1.65%	Interest Only	05/22/2023
PORT Mortgage Loan 1	51,302	51,362	4.74%	4.74%	Interest Only	10/01/2025
PORT Mortgage Loan 2	10,523	10,523	4.72%	4.72%	Interest Only	03/01/2026
PORT Mortgage Loan (5)	(5)	12,000	(5)	(5)	(5)	(5)
Battery Point Trust Mortgage Loan (5)	(5)	38,608	(5)	(5)	(5)	(5)
MetLife Loan	60,000	—	3.90%	3.90%	Interest Only	04/10/2026
Springmaid Beach Resort Mortgage Loan	55,491	57,015	Floating Rate + 2.25% (9)	5.75%	Principal & Interest	08/12/2022
Q&C Hotel Mortgage Loan	25,000	25,000	Floating Rate + 2.50% (10)	4.50%	Principal & Interest	12/23/2022
Lincoln Court Mortgage Loan (4)(7)	34,623	34,416	Floating Rate + 1.75%	1.85%	Principal & Interest	03/01/2022 (11)
Lofts at NoHo Commons Mortgage Loan	74,536	74,536	Floating Rate + 2.18% (12)	3.93%	Interest Only	09/09/2022
210 West 31st Street Mortgage Loan (4)(7)	8,850	15,050	Floating Rate + 3.00%	3.10%	Principal & Interest	06/16/2022
Oakland City Center Mortgage Loan (7)	96,075	96,782	Floating Rate + 1.75%	1.85%	Principal & Interest	09/01/2022
Madison Square Mortgage Loan	17,500	16,822	4.63%	4.63%	Interest Only	10/07/2024
Total Notes and Bonds Payable principal outstanding	1,015,491	1,106,377
Net (Discount) / Premium on Notes and Bonds Payable (13)	(8,146)	(2,851)
Deferred financing costs, net	(8,396)	(4,458)
Total Notes and Bonds Payable, net	$998,949	$1,099,068
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2021. The interest rate is calculated as the actual interest rate in effect as of December 31, 2021 (consisting of the contractual interest rate and contractual floor rates), using interest rate indices including one-month LIBOR and BSBY at December 31, 2021, where applicable.
(2) Represents the payment type required under the loan as of December 31, 2021. Certain future monthly payments due under this loan also include amortizing principal payments. For more information of the Company’s contractual obligations under its notes and bonds payable, see five-year maturity table below.
(3) Represents the initial maturity date or the maturity date as extended as of December 31, 2021; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown.
(4) The Company’s notes and bond’s payable are generally non-recourse. These mortgage loans have guarantees over certain balances whereby the Company would be required to make guaranteed payments in the event that the Company turned the property over to the lender. The guarantees are typically 25% of the outstanding loan balance. As of December 31, 2021, the guaranteed amount in the aggregate was $98.4 million.
(5) These loans have been paid off during the year ended December 31, 2021.
(6) See “Debentures Issuance” below.
(7) These loans, including available extension options are due within the next 12 months as of December 31, 2021 and their principal balances are classified as current liabilities in the accompanying consolidated statement of financial position.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    NOTES AND BONDS PAYABLE (Cont.)

(8) Subsequent to December 31, 2021, the Company refinanced the Crown Pointe Mortgage Loan with Wells Fargo Bank for $53.8 million with a contractual rate of 2.30% plus a floating rate and an initial maturity date of April 1, 2025.
(9) The interest rate is variable at the higher of one-month LIBOR + 2.25% or 5.75%.
(10) The interest rate is variable at the higher of one-month LIBOR + 2.5% or 4.5%.
(11) Subsequent to December 31, 2021, the Company extended the maturity of the Lincoln Court Mortgage Loan to April 1, 2022.
(12) The floating rate is variable at the higher of one-month LIBOR or 1.75%.
(13) Represents the unamortized premium/discount on notes and bonds payable due to the above- and below-market interest rates when the debt was assumed. The discount/premium is amortized over the remaining life of the notes and bonds payable.

During the years ended December 31, 2021, 2020 and 2019, the Company incurred $40.5 million, $29.1 million and $28.8 million of interest expense, respectively. Included in interest expense for the years ended December 31, 2021, 2020 and 2019, was $3.1 million, $3.3 million and $3.6 million of amortization of deferred financing costs, respectively and $2.7 million, $0.6 million and $0.1 million of amortization of the debt discount / premium for the years ended December 31, 2021, 2020 and 2019, respectively. Additionally, during the years ended December 31, 2021, 2020 and 2019, the Company capitalized $2.1 million, $2.9 million and $2.7 million of interest, respectively, to its investments in undeveloped land.

As of December 31, 2021 and 2020, the Company’s interest payable was $6.6 million and $6.2 million, respectively.

The following is a schedule of maturities, including principal amortization payments, for all notes and bond payable outstanding as of December 31, 2021 and 2020 (in thousands):

	December 31
	2021	2020

First year	$223,350	$171,846
Second year	165,405	261,703
Third year	306,092	293,583
Fourth year	141,963	259,757
Fifth year	161,181	78,011
Thereafter	17,500	41,477
	$1,015,491	$1,106,377

The following is a schedule of principal amortization payments and interest payments based on undiscounted amounts, for all notes and bond payable outstanding as of December 31, 2021 and 2020 (in thousands):

	December 31
	2021	2020
First year	$253,775	$200,271
Second year	193,079	277,931
Third year	320,730	300,753
Fourth year	150,455	265,231
Fifth year	163,412	81,794
Thereafter	19,725	43,439
	$1,101,176	$1,169,419

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    NOTES AND BONDS PAYABLE (Cont.)

The Company's notes and bonds payable contain financial debt covenants such as minimum net worth, leverage ratio, unencumbered liquid assets, debt service coverage ratio, liquid assets and debt yield. As of December 31, 2021, the Company was in compliance with all of these debt covenants with the exception that the Georgia 400 Center Mortgage Loan was not in compliance with the debt service coverage requirement. As a result of such non-compliance, the Company is required to provide a cash sweep.

As of December 31, 2021, the Company had a working capital shortfall amounting to $66.0 million, primarily attributed to loans maturing in the year following the date of the statement of financial position. The Company intends to refinance, pay down or extend loans as they come due and does not anticipate any challenges in refinancing such loans given the relatively low leverage of the Company’s properties, the Company’s relationship with third-party lenders and its past experience placing debt on its properties. Accordingly, the Company does not view the working capital shortfall as a liquidity problem.

Debentures Issuance

Series A Debentures

On March 8, 2016, the Company issued bonds (series A) in the amount of New Israeli Shekels ("NIS") 970.2 million par value ($249.2 million). The bonds are registered in the Tel Aviv Stock Exchange. The bonds (series A) are not linked (principal and interest) to any index.

The bonds (Series A) shall be repaid (principal) in five (5) equal annual installments on March 1st of each of the years from 2019 to 2023, such that each of the payment shall be equal to 20% of the total par value of the bonds (Series A). On March 1, 2019, the Company paid the first principal installment payment of 194.0 million Israeli new Shekels (approximately $53.6 million as of March 1, 2019). On March 1, 2020, the Company paid the second principal installment payment of 194.0 million Israeli new Shekels (approximately $55.9 million as of March 1, 2020). On March 1, 2021, the Company paid the second principal installment payment of 194.0 million Israeli new Shekels (approximately $58.8 million as of March 1, 2021). During the year ended December 31, 2021, the Company completed the early pay off of all Series A bonds.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    NOTES AND BONDS PAYABLE (Cont.)

Series B Debentures

On February 16, 2020, the Company issued 254.1 million Israeli new Shekels (approximately $74.1 million as of February 16, 2020) of Series B debentures to Israeli investors pursuant to a public offering registered with the Israel Securities Authority. The Series B Debentures bears interest at the rate of 3.93% per year. The first interest payment was on July 31, 2020 and subsequent payments are on January 31st and July 31st of each year from 2021 to 2026. The aggregate offering costs were approximately $2.2 million and the effective interest rate is approximately 4.5%. On November 1, 2021 Pacific Oak Strategic Opportunity BVI issued additional Series B Debentures in the amount of 536.4 million Israeli new Shekels par value through a public offering. The public offering Series B Debentures were issued at a 2.6% discount resulting in a total consideration of 522.4 million Israeli new Shekels ($166.8 million as of November 1, 2021). Additionally, on November 8, 2021, Pacific Oak Strategic Opportunity BVI also issued 53.6 million Israeli new Shekels par value through a private offering. The private offering Series B Debentures were issued at a 3.1% discount resulting in a total consideration of 52.0 million Israeli new Shekels ($16.7 million as of November 8, 2021). The additional Series B Debentures have an equal level of security, pari passu, amongst themselves and between them and the initial Series B Debentures, which were initially issued, without any right of precedence or preference between any of them.The Series B Debentures have principal installment payments equal to 33.33% of the face amount of the Series B Debentures on January 31st of each year from 2024 to 2026.

The Series B Debentures contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 475 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap (shall not exceed a rate of 75%); (iii) Adjusted NOI shall be no lower than USD 35 million; and (iv) the consolidated scope of the projects for development of the Company shall not exceed 10% of the adjusted balance. As of December 31, 2021, the Company was in compliance with all covenants under the deed of trust of the Series B Debentures; (i) Consolidated Equity Capital of the Company as of December 31, 2021 was $1.0 billion; (ii) the Net Adjusted Debt to Net Adjusted Cap was 51%; (iii) the Adjusted NOI was $90.2 million for the trailing twelve months ended December 31, 2021; and (iv) the consolidated scope of projects was $0 as of December 31, 2021.

Interest Rate Risk

In addition, the Company assessed its interest rate risk exposure to the change from Interbank Offered Rates (“IBORs”) to Risk Free Interest Rates (“RFRs”). Management has noted that most the Company’s variable rate loans are linked to LIBOR and have successor rate clauses already included. These clauses include provisions whereby the spread can be adjusted to keep the interest rates at a similar cost of capital to that under the LIBOR rate. Management has concluded that the change in the benchmark rate will not have a material effect.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    NOTES AND BONDS PAYABLE (Cont.)

Below is a table showing the changes in notes and bonds payable arising from financing activities for the year ended December 31, 2020 and 2021:

	January 1, 2020	Cash Flows	Foreign Exchange Movement	Other	December 31, 2020
Current Notes and bond payable	$30,601	$6,198	$—	$74,648	$111,447
Current Debentures	56,186	(56,613)	427	60,399	60,399
Long-term Notes and bond payable	422,733	18,128	—	293,793	734,654
Long-term Debentures	168,560	74,118	17,598	(60,399)	199,877
	$678,080	$41,831	$18,025	$368,441	$1,106,377
	January 1, 2021	Cash Flows	Foreign Exchange Movement	Other	December 31, 2021
Current Notes and bond payable	$111,447	$(16,771)	$—	$119,635	$214,311
Current Debentures	60,399	(58,889)	(1,510)	—	—
Long-term Notes and bond payable	734,654	(90,236)	—	(115,216)	529,202
Long-term Debentures	199,877	51,694	11,897	8,510	271,978
	$1,106,377	$(114,202)	$10,387	$12,929	$1,015,491

The ‘Other’ column includes the effect of reclassification of non-current and current notes and bonds payable for both of the years ended December 31, 2021 and 2020. In addition, for the year ended December 31, 2020, other includes the assumption of short-term notes payable of $54.5 million and $313.9 million of long-term notes payable related to the Merger and the Battery Point acquisition.

NOTE 10:    LEASE OBLIGATION

In connection with the Merger, the Company acquired the rights to leasehold interests with respect to 210 West 31st Street, which were accounted for as a finance lease. As of December 31, 2021 and 2020, the Company's lease included in the consolidated statement of financial position as follows:

	December 31,
	2021	2020
Right-of-use asset (included in real estate held for investment, net)	$8,074	$9,258
Lease obligation (included in other liabilities)	9,360	9,274

Remaining lease term	92.0 years	93.0 years
Discount rate	4.8%	4.8%

The components of lease expense were as follows:
Interest on lease obligation	501	107

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    LEASE OBLIGATION (Cont.)

As of December 31, 2021, the Company had a leasehold interest expiring on 2114. Future minimum lease payments owed by the Company under the finance lease as of December 31, 2021 are as follows (in thousands):

2022	$360
2023	360
2024	360
2025	393
2026	396
Thereafter	52,167
Total expected minimum lease obligations	54,036
Less: Amount representing interest (1)	(44,676)
Present value of net minimum lease payments (2)	$9,360
_____________________
(1) Interest includes the amount necessary to reduce the total expected minimum lease obligations to present value calculated at the Company’s incremental borrowing rate at acquisition.
(2) The present value of net minimum lease payments are presented in lease obligation in the accompanying consolidated statements of financial position.

NOTE 11:    DERIVATIVE INSTRUMENTS

The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates and foreign currency exchange rate movements. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into derivatives for speculative purposes. The Company does not apply hedge accounting for its derivative instruments.

The Company enters into foreign currency options and foreign currency collars to mitigate its exposure to foreign currency exchange rate movements on its bonds payable outstanding denominated in Israeli new Shekels. The foreign currency collar consists of a purchased call option to buy and a sold put option to sell Israeli new Shekels. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options’ strike prices. During the year ended December 31, 2021, the Company recognized a $8.6 million loss related to the foreign currency option and collars, which is shown net against $1.2 million of foreign currency transaction gain in the accompanying consolidated statements of profit or loss as foreign currency transaction adjustments, net. During the year ended December 31, 2020, the Company recognized a $14.3 million gain related to the foreign currency option and collars, which is shown net against $17.2 million of foreign currency transaction loss in the accompanying consolidated statements of profit or loss as foreign currency transaction adjustments, net. During the year ended December 31, 2019, the Company recognized a $4.2 million gain related to the foreign currency option and collars, which is shown net against $16.7 million of foreign currency transaction loss in the accompanying consolidated statements of profit or loss as foreign currency transaction adjustments, net. There were no foreign currency collars outstanding as of December 31, 2021 and 2020.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 11:    DERIVATIVE INSTRUMENTS (Cont.)

The Company enters into interest rate caps to mitigate its exposure to rising interest rates on its variable rate notes payable. The values of interest rate caps are primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero.

As of December 31, 2021, the Company had entered into two interest rate caps, which were not designated as hedging instruments. The following table summarizes the notional amounts and other information related to the Company’s derivative instruments as of December 31, 2021. The notional amount is an indication of the extent of the Company’s involvement in the instrument at that time, but does not represent exposure to credit, interest rate or market risks (dollars in thousands):

Derivative Instrument	Effective Date	Maturity Date	Notional Value	Reference Rate
Interest rate cap	09/15/2021	09/15/2022	$75,950	One-month LIBOR at 3.50%
Interest rate cap	06/21/2019	05/22/2023	$51,252	One-month LIBOR at 4.00%

The following table sets forth the fair value of the Company’s derivative instruments as well as their classification on the consolidated statements of financial position as of December 31, 2021 and (dollars in thousands):

		December 31, 2021		December 31, 2020
Derivative Instruments	Balance Sheet Location	Number of Instruments	Fair Value	Number of Instruments	Fair Value
Derivative instruments not designated as hedging instruments
Interest rate caps	Prepaid expenses and other assets	2	$8	7	$1

During the years ended December 31, 2021, 2020 and 2019, the Company recorded an unrealized loss of $11,000, $27,000 and $50,000 on interest rate caps, respectively, which was included in finance expense on the accompanying consolidated statements of profit or loss.

NOTE 12:    FAIR VALUE DISCLOSURES

The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

a.    Current assets and current liabilities : These balances approximate their fair values due to the short maturities of these items.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    FAIR VALUE DISCLOSURES (Cont.)

b.    Notes and bonds payable: The fair values of the Company's notes and bonds payable are estimated using a discounted cash flow analysis based on management's estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs. The Company’s bonds issued in Israel are publicly traded on the Tel-Aviv Stock Exchange. The Company used the quoted price as of December 31, 2021 for the fair value of its bonds issued in Israel. The Company classifies this input as a Level 1 input.

c.    Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated statements of financial position.  The valuation of these instruments is determined using a proprietary model that utilizes observable inputs.  As such, the Company classifies these inputs as Level 2 inputs.

d.    Financial assets at fair value through profit and loss: The Company's real estate equity securities are presented at fair value on the accompanying consolidated statements of financial position. The fair value of the Company's real estate equity securities were based on quoted prices in an active market on a major stock exchange. The Company classifies these inputs as Level 1 inputs.
The following were the face values, carrying amounts and fair values of the Company's financial instruments as of December 31, 2021 and 2020, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2020			December 31, 2020
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial liabilities:
Notes and bond payable	$743,513	$740,176	$740,347	$846,101	$842,112	$846,608
Pacific Oak SOR (BVI) Holdings, Ltd. Series A Debentures	$—	$—	$—	$181,198	$179,786	$178,450
Pacific Oak SOR (BVI) Holdings, Ltd. Series B Debentures	$271,978	$258,773	$274,697	$79,078	$77,170	$69,433

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company's estimate of value at a future date could be materially different.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    FAIR VALUE DISCLOSURES (Cont.)

As of December 31, 2021, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Investment properties	$1,524,989	$—	$—	$1,524,989
Financial assets at fair value through profit or loss	$112,096	$112,096	$—	$—
Asset derivative - interest rate caps	$8	$—	$8	$—

As of December 31, 2020, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Investment properties	$1,601,933	$—	$—	$1,601,933
Financial assets at fair value through profit or loss	$97,903	$97,903	$—	$—
Asset derivative - interest rate caps	$1	$—	$1	$—

Investment property is stated at fair value which has been determined based on valuations performed by independent external valuation experts who hold recognized and relevant professional qualifications and which have experience in the location and category of the property being valued. The fair value was determined with reference to recent real estate transactions for similar properties in the same location as the property owned by the Company and based on the expected future cash flows from the property, if applicable. In assessing cash flows, risk is taken into account by using an investment yield that reflects the property's underlying risks supported by the standard yield in the real estate market and by including adjustments for the specific characteristics of the property and the level of future income therefrom. Land held for capital appreciation and certain investment properties under construction (those for which development activities are underway but construction have not commenced) are generally valued based on comparable sales transactions.

The fair value measurement is classified as Level 3 in the fair value hierarchy.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    FAIR VALUE DISCLOSURES (Cont.)

The following main inputs have been used:

Significant assumptions (on the basis of weighted averages) used in the valuations are presented below:

	December 31,
	2021	2020
Investment property:

Commercial
Terminal capitalization rate	6.7%	6.6%

Multi-Family Residential
Terminal capitalization rate	4.5%	4.8%

The table below presents the sensitivity of the valuation to changes in the most significant assumptions underlying the valuation of investment properties.

	Increase (Decrease) on the Fair Value due to
	2020		2020
	Decrease of 25 basis	Increase of 25 basis	Decrease of 25 basis	Increase of 25 basis
Investment property:
Commercial
Terminal capitalization rates	$20,400	$(19,100)	$25,500	$(23,200)

Multi-family
Terminal capitalization rates	7,200	(6,300)	6,600	(5,800)

Notes and Bond Payable Sensitivity Analysis:

As of December 31, 2021, the Company was exposed to market risks related to fluctuations in interest rates on $604.2 million of variable rate debt outstanding. As of December 31, 2021, the Company had interest rate swaps that reference one-month LIBOR with a notional amount of $127.2 million. Based on interest rates as of December 31, 2021, if interest rates were 100 basis points higher or lower during the 12 months ending December 31, 2021, interest expense on the Company’s variable rate debt would increase by $6.0 million or decrease by $4.5 million, respectively.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    FAIR VALUE DISCLOSURES (Cont.)

Foreign Currency Analysis:

As of December 31, 2021, the Company held 18.4 million Israeli new Shekels ($5.9 million) and 18.3 million Israeli new Shekels ($5.9 million) in cash and restricted cash, respectively. In addition, as of December 31, 2021, the Company had bonds outstanding and the related interest payable in the amounts of 844.1 million Israeli new Shekels ($272.0 million) and 13.8 million Israeli new Shekels ($4.4 million), respectively. Foreign currency exchange rate risk is the possibility that our financial results could be better or worse than planned because of changes in foreign currency exchange rates. Based solely on the remeasurement for the year ended December 31, 2021, if foreign currency exchange rates were to increase or decrease by 10%, the Company’s net income would increase or decrease by approximately $16.4 million and $37.0 million, respectively, for the same period.

Financial Market Risk Analysis:

As of December 31, 2021, the Company owned real estate equity securities with a book value of $112.1 million. Based solely on the prices of real estate equity securities for the twelve months ended December 31, 2021, if prices were to increase or decrease by 10%, the Company’s net income would increase or decrease, respectively, by approximately $11.2 million.

NOTE 13:    RELATED PARTY TRANSACTIONS

The Parent Company has entered into an advisory agreement with Pacific Oak Capital Advisors ("Advisor"). Pursuant to the advisory agreement, the Advisor conducts the Parent Company's operations and manages its portfolio of investments, which investments the Parent Company holds indirectly through the Company. The Parent Company is obligated to pay the Advisor specified fees upon the provision of certain services related to the management of the Parent Company's operations and for other services including, but not limited to, the following:

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 13:    RELATED PARTY TRANSACTIONS (Cont.)

Form of Compensation	Amount
Asset Management Fee
With respect to investments in loans and any investments other than real estate, the Parent Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition and origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition and origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property, and inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on the Parent Company's proportionate share of the underlying investment, inclusive of its proportionate share of any fees and expenses related thereto.

Acquisition and Origination Fees
The Parent Company pays the Advisor an acquisition and origination fee equal to 1% of the cost of investments acquired, or the amount funded by the Parent Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition and origination expenses related to such investments and any debt attributable to such investments.

Disposition Fee
For substantial assistance in connection with the sale of properties or other investments, the Parent Company pays the Advisor or its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees paid to the Advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.

Summarized below are the related-party costs incurred by the Parent Company. Concurrent with the placement of the bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange (see note 9), an agreement between the Company and the Parent Company came into effect which constitute a back to back agreement to the advisory agreement.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 13:    RELATED PARTY TRANSACTIONS (Cont.)

	Incurred
	2021	2020	2019
Expensed
Asset management fees	$14,012	$9,982	$8,158
Reimbursable operating expenses	479	229	42
Disposition fees (1)	1,196	—	1,570

Capitalized
Real estate acquisition fees (2)	20	171	2,082
Acquisition fee on financial assets at fair value through profit or loss	—	143	207
	$15,707	$10,525	$12,059

(1)Disposition fees with respect to real estate sold are included in the fair value adjustment of investment properties, net in the accompanying consolidated statements of profit or loss. Disposition fees with respect to the assignment of the Company's debt investment is included in general and administrative expenses in the accompanying consolidated statements of profit or loss.
(2)Real estate acquisition fees are subsequently included in the fair value adjustment of investment properties, net in the accompanying consolidated statements of profit or loss.

As of December 31, 2021, the Company had a payable of $1.9 million related to asset management fees. During the year ended December 31, 2021, the Company funded $7.0 million to the 353 Sacramento Joint Venture for the mortgage loan refinancing fees and recognized a due from affiliate of $7.0 million in the accompanying consolidated statement of financial position.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 14:    INVESTMENT IN JOINT VENTURES

As of December 31, 2021 and 2020, the Company’s investments in unconsolidated joint ventures were composed of the following:

	December 31
	2021	2020
110 William Joint Venture	$85,245	$103,835
353 Sacramento Joint Venture	85,294	82,119
Pacific Oak Opportunity Zone Fund I	27,215	24,996
PORT II OP LP	11,125	5,005
Investment in joint ventures	$208,879	$215,955

The equity in income of unconsolidated joint ventures for the years ended December 31, 2021, 2020 and 2019 was as follows:

	Year ended December 31,
	2021	2020	2019

110 William Joint Venture	$(18,591)	$(21,085)	$(1,472)
353 Sacramento Joint Venture	2,030	(7,551)	32,678
Pacific Oak Opportunity Zone Fund I	(923)	(957)	—
PORT II OP LP	(147)	—	—
Equity in income of unconsolidated joint ventures	$(17,631)	$(29,593)	$31,206

110 William Street Joint Venture:

On December 23, 2013, the Company, through an indirect wholly owned subsidiary, entered into an agreement with SREF III 110 William JV, LLC (the "110 William JV Partner") to form a joint venture, Pacific Oak SOR SREF III 110 William, LLC (the "110 William Joint Venture"). On May 2, 2014, the 110 William Joint Venture acquired an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York. Each of the Company and the 110 William JV Partner holds a 60% and 40% ownership interest in the 110 William Joint Venture, respectively. Since decisions regarding some relevant operations and financial policies with respect to the 110 William Joint Venture require approval from both members, the Company has joint control with its partner and accordingly, has accounted for its investment in the 110 William Joint Venture under the equity method of accounting. Contributions are generally allocated based on the members' respective equity interests. Income, losses, and distributions are allocated according to the terms as described in the joint venture agreement (the "waterfall mechanism"). During the year ended December 31, 2021 and 2020, the Company did not receive any distributions related to its investment in the 110 William Joint Venture. During the year ended December 31, 2019, the 110 William Joint Venture made a $7.8 million return of capital distribution to the Company and a $5.2 million return of capital distribution to the 110 William JV Partner funded with proceeds from the 110 William refinancing done during 2019.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 14:    INVESTMENT IN JOINT VENTURES (Cont.)

353 Sacramento Joint Venture:

On July 6, 2017, the Company sold a 45% equity interest in an entity that owns 353 Sacramento for approximately $39.1 million. As a result of the sale and the operating agreement between the Company and the buyer which agreed joint control, 353 Sacramento was deconsolidated into an investment in joint venture.

Pacific Oak Opportunity Zone Fund I:

As of December 31, 2021 and 2020, the book value of the Company’s investment in Pacific Oak Opportunity Zone Fund I was $27.2 million and $25.0 million, respectively, which includes $0.2 million of acquisition fees. As of December 31, 2021, Pacific Oak Opportunity Zone Fund I consolidated three joint ventures with real estate under development. The Company concluded it is not the primary beneficiary of this investment since it does not have the power to direct the activities that most significantly impact the entity’s economic performance and will account for its investment as an investment in unconsolidated joint venture.

During the years ended December 31, 2021 and 2020, the Company recorded $0.9 million and $1.0 million, respectively, of share of loss from the joint venture.

PORT II OP LP:

PORT II is a newly-organized Maryland corporation formed and sponsored by the Advisor to acquire, own and operate single family homes as rental properties as well as to acquire and own other interests, including mortgages on or securities related to single family homes. As of December 31, 2021, the Company has contributed $11.5 million in capital to PORT II OP and has concluded that it is not the primary beneficiary of this investment since it does not have the power to direct the activities that most significantly impact the entity’s economic performance and will account for its investment as an investment in unconsolidated joint venture. The Company made its investment through PORT OP, of which the Company owns 94.8% of the equity as of December 31, 2021. During the year ended December 31, 2021, the Company recognized $0.1 million of losses related to this investment.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 15:    SEGMENT INFORMATION

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker ("CODM") to make decisions about resources to be allocated and asses its performance. All corporate related costs are included in the strategic opportunistic properties segment to align with how financial information is presented to the CODM.

The Company recognizes three reporting segments for the years ended December 31, 2021 and 2020 and consists of strategic opportunistic properties, single-family homes and hotels. The Company recognizes two reporting segments for the year ended December 31, 2019 and consists of strategic opportunistic properties and single-family homes.

The selected financial information for the reporting segments for the years ended December 31, 2021, 2020 and 2019 is as follows (in thousands):

	Year ended December 31, 2021
	Strategic Opportunistic Properties	Single-Family Homes	Hotel	Total
Total revenues and other income	$106,645	$22,652	$30,806	$160,103
Gross profit (loss)	$51,876	$10,820	$9,816	$72,512
Finance expenses	$28,934	$6,544	$5,944	$41,422

	Year ended December 31, 2020
	Strategic Opportunistic Properties	Single-Family Homes	Hotel	Total
Total revenues and other income	$88,188	$17,017	$3,718	$108,923
Gross profit (loss)	$45,195	$8,217	$(118)	$53,294
Finance expenses	$23,450	$5,171	$1,505	$30,126

	Year ended December 31, 2019
	Strategic Opportunistic Properties	Single-Family Homes	Hotel	Total
Total revenues and other income	$84,635	$1,884	$—	$86,519
Gross profit (loss)	$43,095	$948	$—	$44,043
Finance expenses	$28,352	$497	$—	$28,849

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 15:    SEGMENT INFORMATION (Cont.)

The selected financial information for the three reporting segments as of December 31, 2021 and 2020 is as follows (in thousands):

	December 31, 2021
	Strategic Opportunistic Properties	Single-Family Homes	Hotel	Total

Investment properties	$1,272,138	$252,851	$—	$1,524,989
Property plant and equipment - hotels, net	$—	$—	$133,512	$133,512
Total assets	$1,666,098	$292,778	$155,714	$2,114,590
Total liabilities	$853,028	$140,205	$86,705	$1,079,938

	December 31, 2020
	Strategic Opportunistic Properties	Single-Family Homes	Hotel	Total

Investment properties	$1,383,802	$218,131	$—	$1,601,933
Property plant and equipment - hotels, net	$—	$—	$136,262	$136,262
Total assets	$1,772,688	$228,408	$150,846	$2,151,942
Total liabilities	$962,118	$130,957	$93,220	$1,186,295

NOTE 16:    REDEEMABLE PREFERRED STOCK

PORT Preferred Stock

On November 6, 2019, the Company, through its subsidiary, Pacific Oak Residential Trust, Inc. ("PORT") issued 15,000 shares out of its available 25,000,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock for gross proceeds of $1,000 per share resulting in net proceeds of $15.0 million before issuance costs. The shares provide for an annual dividend of 6% payable quarterly, which increases to 12% if all shares are not redeemed by the Company immediately following the redemption date. However, the 12% dividend rate does not apply until the aggregate number of shares selected for redemption do not constitute 10% or more of all outstanding shares. The shares may be redeemed by the holders beginning on November 4, 2021 for $1,000 per share plus all accrued but unpaid dividends through the redemption date, or after November 4, 2022 for $1,120 per share plus all accrued but unpaid dividends through the redemption date. In addition, after November 4, 2020, the shares are redeemable at the Company’s option, at any time or from time to time, at a redemption price of $1,120 per share plus unpaid accrued dividends. Additionally, if the common shares of PORT are publicly traded, the holder may elect to convert its preferred shares into PORT common shares based on a value of the preferred shares of $1,120 per share plus unpaid accrued dividends, and a conversion price of the common shares as stated in the agreement.
On November 22, 2019, PORT issued 125 shares of its Series B Cumulative Redeemable Preferred Stock for gross proceeds of $1,000 per share resulting in net proceeds of $0.1 million after issuance costs. The shares provide for an annual dividend of 12.5% payable semiannually. The shares may be redeemed by the holders for $1,050 per share until December 31, 2021 and for $1,000 per share thereafter.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 17:    COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor (see note 13) for certain services that are essential to the Company, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company's investment portfolio; and other general and administrative responsibilities. In the event that the Advisor is unable to provide these services, the Company will be required to obtain such services from other sources.

Environmental:

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of profit or loss as of December 31, 2021. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company's properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Legal Matters:

From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company's results of profit or loss or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 18:    SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME

Operating, maintenance, and management fees:

	Year ended December 31
	2021	2020	2019

Utilities	$9,247	$7,008	$6,187
Repairs and maintenance	21,211	16,679	14,661
Management fees	9,693	8,084	6,762
Other expenses	5,682	4,320	2,235
Operating, maintenance, and management fees	$45,833	$36,091	$29,845

Hotel expenses:

	Year Ended December 31, 2021	October 5, 2020 through December 31, 2020

Hotel expenses:
Room	$5,151	$800
Food, beverage and convention services	2,781	376
General and administrative	2,577	563
Sales and marketing	2,862	435
Repairs and maintenance	2,423	537
Utilities	1,082	242
Property taxes and insurance	2,162	608
Other	1,952	275
Hotel expenses	$20,990	$3,836

NOTE 19:    SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

Greenway Disposition

On January 24, 2022, the Company, through an indirect wholly owned subsidiary, sold two office buildings related to the Richardson Portfolio and containing 141,950 rentable square feet in Richardson, Texas (“Greenway Buildings”) to a purchaser unaffiliated with the Company or the Advisor, for $11.0 million, before closing costs and credits. The fair value of the Greenway Buildings as of the disposition date was $16.2 million. In connection with the sale of the Greenway Buildings, the Company repaid $9.1 million of the outstanding principal balance due under the mortgage loan secured by the Greenway Buildings.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 19:    SUBSEQUENT EVENTS (Cont.)

Park Highlands Land

On November 11, 2021, the Company, through an indirect wholly owned subsidiary, entered into a purchase and sale agreement, as amended, to sell 238 developable acres of undeveloped land located in North Las Vegas, Nevada (“Park Highlands”) for gross sales proceeds of approximately $123.9 million, before net closing costs and credits. The due diligence period expired on February 23, 2022 and the buyer’s deposit of $13.5 million is no longer refundable. Following the sale, the Company is expected to own approximately 522 developable acres of Park Highlands.

Dividend Approval

On March 29, 2022, the Company's board of directors approved a distribution of dividend in the amount of $5.0 million to the Owner.

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